Exhibit 5.1

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209

PHONE: 503-727-2000

FAX: 503-727-2222

www.perkinscoie.com

July 20, 2009

Columbia Sportswear Company

14375 NW Science Park Drive

Portland, Oregon 97229

Re:	Registration Statement on Form S-8 of Shares of Common Stock of Columbia Sportswear Company (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to1,500,000 shares of common stock of the Company (the “Shares”), which may be issued pursuant to the Columbia Sportswear Company 1997 Stock Incentive Plan, as amended (the “1997 Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the 1997 Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the 1997 Plan, and the receipt of consideration for such Shares in accordance with the terms of the 1997 Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP